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This filing relates to the sale by LIN TV Corp. (“LIN TV”) of its interest in the NBC joint venture and the proposed merger of LIN TV with and into LIN Media LLC (a wholly-owned subsidiary of LIN TV).  On May 9, 2013, LIN TV held a conference call to discuss its first quarter 2013 earnings results.  During the conference call, the sale and proposed merger were discussed.   The following is a transcript of the call:

CORPORATE PARTICIPANTS

Denise Parent LIN TV Corp - SVP, Chief Legal Officer

Vincent Sadusky LIN TV Corp - President, CEO

Scott Blumenthal LIN TV Corp - EVP, Television

Rich Schmaeling LIN TV Corp - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Marci Ryvicker Wells Fargo Securities, LLC - Analyst

Barry Lucas GAMCO Investors, Inc./Gabelli & Co. - Analyst

Aaron Watts Deutsche Bank - Analyst

Brian Warner Value Advisory - Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen, and welcome to LIN TV Corp.’s earnings call for the first quarter ended March 31, 2013. Today’s call is being recorded. Now the company will read a brief legal statement.

Denise Parent  — LIN TV Corp - SVP, Chief Legal Officer

This conference call may include forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include but are not limited to those described in the company’s press release and filings made with the SEC, all of which are available in the Investor Relations section of the company’s website at linmedia.com and on the SEC’s website at sec.gov. Many of these factors are beyond the Company’s control and the Company undertakes no obligation to publicly update or revise any forward-looking statements unless required by applicable law.

Stockholders are urged to read the proxy statement/prospectus, the registration statement, and other documents related to the proposed merger of the Company when they become available because they will contain important information. Investors will be able to obtain these documents from the Company’s website and the SEC’s website or by contacting the Company directly. Please also note that the Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies, when the proxies are solicited, with respect to the proposed merger transaction; however this communication is not a solicitation of a proxy from any security holder of the Company. Investors may obtain information regarding the names, affiliations, and interests of such individuals in the Company’s filings.

Now, I’ll turn the call over to the Company’s President and CEO, Vince Sadusky.

Vincent Sadusky  — LIN TV Corp - President, CEO

Thank you Denise, and welcome to our first-quarter 2013 earnings call. I will begin with a review of our results and achievements, and Scott Blumenthal, our Executive Vice President of Television, will update you on station operations, and Rich Schmaeling, our Chief Financial Officer, will provide financial results and guidance.

LIN Media increased net revenues 37% to $141 million in the first quarter of 2013 compared to $103.2 million in the first quarter of 2012. Most of that topline growth was driven by our television station acquisitions in 2012. On a same-station basis net revenues increased 4.1% compared to the prior year. Advertising sales got off to a slow start in 2013, especially automotive, our largest advertising category, which decreased 2% year-over-year. However, retransmission use and the continued growth and contribution of our digital business more than offset the decline in same-station ad sales.

During the first quarter we made good progress integrating our new television stations into LIN. To date, we have transitioned all stations to our news sales and digital platforms, hired digital sales directors in six of our new markets, and are in the process of outfitting our teams with the training and tools they need to offer advertisers more ways to effectively market their products. All of our new news stations are now selling LIN digital advertising solutions and we are already seeing results. For example, our sales team in Youngstown, Ohio, recently closed on a $200,000 synergy sale. As part of our M&A strategy, we will continue to evaluate both station and digital opportunities.

The LIN team has been committed to its strategy for years now and as a result, revenues are more diverse than ever. We are excited about the two new majority ownership acquisitions in the digital space. The first, HYFN, provides award-winning social media marketing campaigns to some of the world’s largest brands and is a member of Facebook’s elite preferred-marketing developer program. In fact, they are only one of 12 developers worldwide that have been awarded three out of Facebook’s four badges designated to developers who have built value-added products in the categories of Pages, Ads, Apps, and Insights.

The second, Dedicated Media, also differentiates our digital marketing portfolio and enhances our ability to provide best-in-class advertising solutions to our clients. They are a true innovator in performance-based marketing, data targeting, and analytics. To put it simply, they have the ability to deliver the right ads to the right users at the right times. As a result of this acquisition, we have the ability to further optimize our clients’ cross-channel marketing campaigns and deliver even greater ROI.

Building our digital business continues to be a major focus for the LIN team. During the first quarter, RMM was rebranded to LIN Digital, as part of our strategy to align our digital offerings under a unified brand platform. As a result of ongoing efforts, interactive revenues, which include revenues generated by LIN Digital and Nami Media, increased 29% to $9 million compared to $7 million in the first quarter of 2012. Our TV station websites continue to generate significant traffic and sales as a result of our relentless focus on engagement and developing new products that make it more convenient for users to access our local content on the most popular electronic devices. According to comScore’s March 2013 Media and Mobile Metrics report, every local website and mobile app in our legacy markets is ranking either number 1 or number 2 in their market for unique visitors versus our measured local broadcast competitors. Also, during the first quarter of 2013, we delivered 27 million total video impressions, and our commitment to providing extended news coverage on major stories that impact our communities resulted in nearly 10 million minutes of live, streaming video.

Looking ahead to the second quarter, pacing is down low single-digits but improving, as we cycle against the political year. Advertisers committed earlier last year in preparation for the political surge, and this year they are placing ads later. While some markets have experienced good core ad sales, the economy is still fragile in other of our markets.

Finally, one of our biggest priorities this year is to resolve the remaining overhang from our exit of the NBC joint venture. On May 2nd, 2013, we completed an important step when LIN Media LLC filed with the SEC in preparation for its merger with LIN TV Corp.

Now, Scott will provide some color on the local markets.

Scott Blumenthal  — LIN TV Corp - EVP, Television

Thank you, Vince, and good morning everyone.

Local revenues, which include net local advertising revenues, retransmission consent fees, and television station website revenues increased 47% to $99.4 million, compared to $67.7 million in the first quarter of 2012. Net national revenues increased 28% to $29.5 million compared to $23.1 million in the first quarter of 2012. Net political revenues were $0.5 million compared to $2.9 million in the prior year. Most of our 2012 political dollars were generated in the second half of the year, so the absence of political was not a significant factor in this quarter’s comparisons. Core local and national advertising sales combined, which excludes political advertising sales, increased 30% for the first quarter of 2013, compared to the prior year. If you factor out sales from our newly acquired TV stations, core local and national advertising sales combined decreased 2.4% compared to the prior year.

Our decline in core time sales was largely driven by slower than expected results in automotive category advertising. As Vince mentioned, our largest category decreased 2% on a same-station basis compared to the prior year period. Based on our analysis, LIN’s markets in between DMA number 50 and DMA number 100 were impacted the most by the decline in automotive advertising. It’s no coincidence that many of those markets are facing ongoing economic challenges. We also concluded that our Fox stations were impacted the most as declines in their primetime ratings slowed down demand for advertising.

Looking more closely at the automotive category, domestic was flat, foreign was up, and local dealer advertising decreased by 15% compared to the first quarter of 2012. Significant categories beyond auto had mixed results. Retail, media communications, and financial services experienced gains, while restaurants services, medical, education, paid programming, and entertainment declined year-over-year. Even though demand was not as strong as we had hoped for as we kicked off the new year, advertisers still value or our high- rated programming, blue-chip inventory, local news, proprietary local programming, and multi-screen marketing opportunities. To help drive new business, our stations held their annual internal sales competition during the first quarter. Each of our markets developed a well thought-out local multi-platform sales strategy and the results were terrific, as we secured $4.3 million in new sales, which is an increase of over $1 million more than last year’s internal sales competition. Our “Accelerate” sales strategy also continues to create more cross-selling multi-platform opportunities, improved synergies and standardized all sales operations, particularly at our new TV stations. Throughout 2013, we will continue to provide comprehensive training in order to create a fully engaged and effective sales force that has all the tools it needs to sell a vast array of targeted, multi-platform marketing campaigns.

Before I hand it off to Rich I want to commend our stations for recently earning some of the industry’s top awards. WIAT, our new station in Birmingham, won two regional Edward R. Murrow awards from the RTDNA. WAVY-TV in Norfolk also won a regional Murrow award in the breaking news category for its comprehensive coverage of Hurricane Sandy. WLUK-TV in Green Bay was awarded eight first-place awards, including News Operation of the Year for Media Markets, by the Wisconsin Broadcasters Association. These awards are just a few of the many our stations received, which exemplify our commitment to news excellence.

For the rest of 2013, the economy has yet to make a full recovery, but advertising is getting stronger as we move through the quarter. All of our stations are gaining momentum in finding creative ways to offset any weaknesses in demand. We look forward to updating you on the progress throughout the year.

Now, Rich will discuss our financial performance.

Rich Schmaeling  — LIN TV Corp - SVP, CFO

Thanks, Scott and good morning everyone.

During the first quarter, our net revenues came in at $141 million, up 37% compared to $103.2 million during the same quarter last year. We are at the high end of our guidance range. On a same-station basis, net revenues increased 4.1%, driven by growth in retransmission consent fees and interactive revenues.

Our interactive revenues, which include revenues from LIN Digital and Nami Media, increased 29% to $9 million for the first quarter. Going forward, the results of Dedicated Media and HYFN, which we acquired a majority ownership interest in during April, were also included within our interactive revenues caption.

Our total operating expenses for the quarter, excluding stock-based compensation and depreciation and amortization, increased 44% or $30.4 million to $99.1 million. About $25 million of that growth was attributable to stations acquired during the fourth quarter, of 2012. The remainder of the growth in operating expenses was driven largely by increases in programming fees paid to networks, cost of sales tied to internet revenue growth, and compensation and benefits. BCF for the quarter was up 22% to $41.9 million, compared to $34.5 million in the prior year.

Corporate expenses excluding stock-based compensation and nonrecurring charges associated with JV transactions and acquisitions were $5.7 million compared to $5.1 million in the prior year. Most of this increase is from added expenses related to management of the former division stations.

Adjusted EBIDTA for the quarter was $36.1 million, up 23% and $6.8 million compared to 1Q, 2012.

Free cash flow for the quarter was $12.9 million, down 30% compared to the $18.5 million reported in 1Q 2012, due primarily to increases in cash interest, capital expenditures and mandatory term loan amortization payments.

Turning to LIN’s debt and key credit metrics, at March 31 we had unrestricted cash on hand of $23.5 million, and $70 million available under our revolving credit facility. Our net debt was $929 million, up $85.1 million from the end of last year, due to the issuance of a $60 million incremental term loan and use of cash in revolver borrowings to fund the $100 million payment made in February in connection with LIN’s release from the guarantee related to the NBC JV.

Our consolidated leverage at March 31, as defined under our senior credit facility, was 3.6 times compared to 3.3 times at the end of 2012, and our covenant of 7 times. Our consolidated senior secured leverage ratio was 1.7 times, compared to our covenant of 3.75 times.

Focusing on the outlook for the second quarter, we expect that net revenues will be up 36% to 39% compared to net revenues of $121 million in Q2 2012. On a same-station basis, we expect that net revenues will be flat to up 1% compared to the prior year and up 4% to 6% ex-political. For expenses, we expect that direct operating and SG&A will increase in the range of 61% to 64% for the second quarter compared to expenses of $65.3 million for Q2 2012, driven largely by operating expenses of the acquired TV stations as well as growth in programming fees paid to networks and increased publisher costs associated with the growth of interactive revenues. On a same-station basis, we expect that direct operating and SG&A expenses will increase in the range of 13% to 15% compared to the prior year, driven primarily by increases in network programming fees, cost of sales tied to interactive revenue growth, and compensation and benefits.

I will now hand it back to the operator for questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions).

We’ll go first to Marci Ryvicker at Wells Fargo.

Marci Ryvicker  — Wells Fargo Securities, LLC - Analyst

Thanks. Rich, I want to just ask you a follow-up on the expenses. Can you talk about how much of that expense growth is due to interactive?

Rich Schmaeling  — LIN TV Corp - SVP, CFO

Yes. I think — interactive is a key contributor, but it is primarily, of course, the acquired stations, reverse retrans, and compensation and benefits growth. In fact, Marci, look at our cash expenses, and if you exclude the growth in reverse retrans — well, on a same-station basis, if you exclude reverse retrans and exclude cost to goods sold from digital revenue growth, our expenses are flat. You are right, cost of goods sold is a key driver of our expense growth along with reverse retrans.

Marci Ryvicker  — Wells Fargo Securities, LLC - Analyst

I guess over time, how do you see digital contributing to your company? Like, if you think about a couple years from now, what percent would be advertising, retrans, and then digital. Do you have a view?

Rich Schmaeling  — LIN TV Corp - SVP, CFO

Yes, we do. We think that we are on track to do over $100 million of revenue on a run-rate basis. We see our operating margins for our digital businesses expanding over time, it’s growing nicely, now. We do think that in several years time, digital is going to be close to 20% of total revenue and a key contributor to our operating cash flow.

Marci Ryvicker  — Wells Fargo Securities, LLC - Analyst

Okay. Then, I want to ask one question on the conversion. Just, can you update us on the timing is the first question, and secondly, we are being asked if you don’t convert, what the tax liability is? Is it that $164 million or $210 million?

Rich Schmaeling  — LIN TV Corp - SVP, CFO

Yes. So, I will answer the second one first. You see on our balance sheet in our K and what we will file in our Q tomorrow that we recognized income taxes payable of $163 million. That is a liability that LIN will have to fund and settle if we don’t complete the conversion and are able to shield some of the capital gain recognized in the JV unwind transaction with capital losses generated from the merger transaction.

In terms of timing, we expect the conversion to be completed by the end of the third quarter. The actual timing is largely dependent upon how long it takes us to get through the SEC review process and for our S-4 to go to effective. You saw that we filed our S-4 just a couple days ago and we just commenced the process with the SEC. We do expect that it will be a full review and it could take a couple of months. That it could take three months. It depends.

What’s clear is that the agency recognizes that it is a somewhat novel transaction and they are appropriately scrutinizing our filings. So, when we first announced back in February we said four to six months. That would have been, at the outside, middle of August. I think it might go a little past that. We do think it gets done before the end of September, but I’d be surprised if it’s before the end of August.

Marci Ryvicker  — Wells Fargo Securities, LLC - Analyst

Thank you very much.

Operator

Barry Lucas at Gabelli and Company.

Barry Lucas  — GAMCO Investors, Inc./Gabelli & Co. - Analyst

Thanks and good morning. Just a couple of housekeeping questions. One, any change in CapEx for the full year and where might that go once all the stations are integrated and moved up to where you’d like to see them?

Rich Schmaeling  — LIN TV Corp - SVP, CFO

No. We are still on track with the same full-year guidance we gave in our quarter earnings release. And by the end of this year, Barry, all of our stations will be fully HD, including the — (multiple speakers)

Barry Lucas  — GAMCO Investors, Inc./Gabelli & Co. - Analyst

So going forward, Rich, what would you think — your kind of maintenance capital run rate is 14%, 15% kind of number?

Rich Schmaeling  — LIN TV Corp - SVP, CFO

Yes. We do start seeing it come down a little bit, relative to revenue. For planning purposes, we think of it as about 4% relative to net revenue out into the future.

Barry Lucas  — GAMCO Investors, Inc./Gabelli & Co. - Analyst

Okay. It’s helpful, Rich.

Rich Schmaeling  — LIN TV Corp - SVP, CFO

A little bit higher than that now.

Barry Lucas  — GAMCO Investors, Inc./Gabelli & Co. - Analyst

Just, maybe in broader terms, you’re at the Commission and moving through the transition to an LLC. How do you feel positioned with regard to what may be up to $3 billion of deals that are in the pipeline? What would your appetite be?

Rich Schmaeling  — LIN TV Corp - SVP, CFO

Yes, well, I think you might’ve seen reporting that suggested that LIN was at the finish line, along with Sinclair, for Fisher, and as we said all along, we are interested in looking at — evaluating all of the assets that are coming to market. We do believe the market is — the industry is going to consolidate further over the next 18 to 24 months and we look for evaluating many of those opportunities.

Barry Lucas  — GAMCO Investors, Inc./Gabelli & Co. - Analyst

Okay.

Rich Schmaeling  — LIN TV Corp - SVP, CFO

We don’t think that the LLC conversion in any way impedes our ability to participate in those processes.

Barry Lucas  — GAMCO Investors, Inc./Gabelli & Co. - Analyst

Great. Last one for me. Rich, any — whether it’s the timing of the LLC Conversion or anything like that, but just looking at financial markets, any other opportunities, any milestones you’d think about, in terms of additional refinancing?

Rich Schmaeling  — LIN TV Corp - SVP, CFO

Yes. We are looking at our 8.375% notes. In the not-so-distant future we will be callable without premium and an opportunity for us to refinance those. It’s probably close to NPV positive right now and we keep looking at it and looking for the right opportunity to refinance those notes.

Barry Lucas  — GAMCO Investors, Inc./Gabelli & Co. - Analyst

Great. Thanks very much.

Operator

Aaron Watts with Deutsche Bank.

Aaron Watts  — Deutsche Bank - Analyst

Hey guys. A few questions from me. Just a couple housekeeping. I think you gave that same-station core revenues in the first quarter were down 2.5% give or take. Rich, do you have that for expenses as well?

Rich Schmaeling  — LIN TV Corp - SVP, CFO

Same station — the change in expenses? Is that what you’re asking?

Aaron Watts  — Deutsche Bank - Analyst

Yes. That would compare to the 13% to 15% that you are giving for second quarter?

Rich Schmaeling  — LIN TV Corp - SVP, CFO

I will look it up and get back to you.

Aaron Watts  — Deutsche Bank - Analyst

Okay. Then, I guess, as we’ve kind of heard the reports from some of your peers, it just feels like you came in a little lighter on the core revenues in the first quarter and also with what you are talking about for the second quarter. You think that really owes to your specific markets? Or, is there something else going on?

Vincent Sadusky  — LIN TV Corp - President, CEO

Yes. I think, we do a fairly detailed job every quarter of benchmarking ourselves against the competition; quarterly business reviews that last almost a week long where we kind of breakdown each piece of the business for all of our markets. What we’ve — our view is, is it is primarily market-driven. These midsize markets that Scott described were the ones that were most challenged. Especially in the area of auto. I think a couple of points on that; you know, most of that came from the dealer side. LIN’s mix of revenue, we’ve had this heavy focus on business-direct and on the local revenue, such that our — I think national revenue as a percentage of our total ad revenue is lower than our peers. That’s been very successful for us.

The first half of the year what we are finding is still a pretty healthy auto industry, certainly; the car sales are doing just fine — new model launches and what have you. So, the regional money and the factory money was up. But, what was down quite a bit was the local dealership dollars, where we take a nice share of that, typically. I think some of that was just simply driven by — the economy is a little, still a little spotty in those markets. Also, coupled with just, in certain cases, not a lot of inventory available to be sold on kind of a weekly basis. And then kind of the last thing that we determined, was our comps are a little difficult, as well.

Last year, there was a lot of — unprecedented amount of political displacement for the industry and so, a lot of available inventory coming back online as we moved throughout the year into the second, third, and then early fourth quarter. For us, if you recall, we had a year that was just record-setting, kind of across the board in all revenue categories, including for the first time I can recall, the core — our core revenue being up, despite the political display expense. I think a lot of that is owed to our strategy of having multiple stations in a market whereby we were able to satisfy politicians’ demand, especially around our news products, and still find a place to run effective advertising in other day-parts and other stations in our market. As you know we’re very heavily skewed toward multi-stations in our markets.

So, not to make any excuses — but I think our comps were — are — perhaps a little bit more difficult than theirs. But, the positive for us, really, is around the revenue diversity. We’ve talked about that for a long time. You know, we think the core is something we’ll continue to get our fair share of, given our multi-strategy going forward. But we are also excited about the growth opportunities from our other revenue sources and not being beholden 90%-plus or so to kind of the ups and downs of the local television station ad marketplace. So, still, despite kind of a soft core, and softer than most others in the industry recorded, to have ourselves kind of up in the range we were up, is definitely — I think an indication that that revenue diversity strategy we work on for a number of years, now, has been very helpful.

Barry Lucas  — GAMCO Investors, Inc./Gabelli & Co. - Analyst

That —

Rich Schmaeling  — LIN TV Corp - SVP, CFO

Sorry. Going back to your question about same-station operating expenses, up a little bit shy of 9% in the first quarter, if you look at it, and look at our total cash expenses, including corporate, they were up about 8% on a same-station basis, and if you exclude the growth in reverse retrans and exclude the growth in cost of sales tied to digital revenue growth, our same station expenses were flat and our cost of sales for digital was about $4.3 million increase year over year, in the quarter.

Barry Lucas  — GAMCO Investors, Inc./Gabelli & Co. - Analyst

Got it. Okay. One quick follow-up, Vince, on your auto comments. Have you seen any pickup in the second quarter versus what you were seeing in the first quarter from those local dealers?

Vincent Sadusky  — LIN TV Corp - President, CEO

Yes. Yes. Things have picked up a bit in the second quarter. Our auto pacing has improved over the first quarter.

Rich Schmaeling  — LIN TV Corp - SVP, CFO

June, in particular is starting to show signs of life and national is stronger than local. But if you look at our auto category for the month of June, national was pacing up to 14% while local in June still slightly negative.

Barry Lucas  — GAMCO Investors, Inc./Gabelli & Co. - Analyst

Okay. Great. Thank you very much.

Operator

(Operator Instructions).

We will go next to Howard Rosencrantz at Value Advisory.

Brian Warner  — Value Advisory - Analyst

It’s actually Brian Warner. I’m a little confused. I have a clarification question and then another question. But, what is your guidance for the second quarter core revenue ex political?

Rich Schmaeling  — LIN TV Corp - SVP, CFO

Well, I don’t think we gave our core revenue — total net revenue is flat to up slightly.

Brian Warner  — Value Advisory - Analyst

Right. And total revenue ex political —

Rich Schmaeling  — LIN TV Corp - SVP, CFO

4% to 6%.

Brian Warner  — Value Advisory - Analyst

Okay. Maybe I’m not listening. But that sort of sounds actually in line with your peers. So, I’m just a little confused about that. That sort of lagging comment. I recognize your auto seemed a little light in the first quarter, but — that’s not necessarily — okay, so, 4% to 6% is the answer to that. Then, my other question is, some people are talking about Obamacare creating a little bit of a windfall to the industry, in terms of educating consumers via television. I’m just wondering if you have any view on that?

Scott Blumenthal  — LIN TV Corp - EVP, Television

Well, we do see and anticipate some dollars being spent as insurance companies go after private insurance individuals. But at this point in time, because of what is on the Hill, we are not factoring those dollars into our projections. However, as is indicated, we do, in talking to some advertisers, expect to see dollars if Obamacare doesn’t change its plans right now.

Brian Warner  — Value Advisory - Analyst

Thanks very much.

Operator

That does conclude today’s question and answer session. I’ll turn the conference back over to management for any closing remarks.

Vincent Sadusky  — LIN TV Corp - President, CEO

Thank you all for your participation. We look forward to updating you next quarter.

Operator

That does conclude today’s conference. Again, thank you for your participation.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

This communication is not a solicitation of a proxy from any security holder of LIN TV Corp. (“LIN TV”).  The merger will be submitted to LIN TV’s stockholders for their consideration, and in connection with such consideration, LIN TV and LIN Media LLC (“LIN LLC”) expect to file with the Securities and Exchange Commission (“SEC”) a definitive proxy statement to be used to solicit LIN TV stockholder approval of the Merger, as well as other relevant documents concerning the proposed merger.  On May 2, 2013, the Company filed a Registration Statement on Form S-4 with the SEC containing a preliminary proxy statement/prospectus.   The Registration Statement, which was subsequently amended on May 8, 2013, has not yet become effective.  Security holders are urged to read the proxy statement/prospectus, registration statement and any other relevant documents when they become available because they will contain important information about LIN TV, LIN LLC and the merger, including its terms and anticipated effect and risks to be considered by LIN TV’s stockholders in connection with the merger. The proxy statement/prospectus and other documents relating to the merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov.  The documents (when they are available) can also be obtained free of charge from LIN TV on its website (www.linmedia.com) or upon written request to LIN TV Corp., Attention: Secretary, One West Exchange Street, Suite 5A, Providence, Rhode Island 02903.   Information on LIN TV’s website does not constitute a part of this communication.

PARTICIPANTS IN THE SOLICITATION

In addition, LIN TV and its officers and directors may be deemed to be participants in the solicitation of proxies from LIN TV stockholders with respect to the merger. A description of any interests that LIN TV’s officers and directors may have in the merger will be available in the proxy statement/prospectus when it becomes available. Information concerning LIN TV’s directors and executive officers is set forth in LIN TV’s proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on April 12, 2013 and its Annual Report on Form 10-K, which was filed with the SEC on March 15, 2013. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to the investor relations page on LIN TV’s website at www.linmedia.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this Current Report regarding the merger of LIN TV and LIN LLC, the expected timetable for completing the merger, future financial and operating effects and benefits of the merger, financial condition, results of operations and business and any other statements about LIN TV or LIN LLC managements’ future expectations, beliefs, goals, plans or prospects constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of LIN TV’s management, based on information currently available to our management. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.  All of these forward-looking statements are based on estimates and assumptions made by LIN TV’s management, which, although it believes them to be reasonable, are inherently uncertain. Therefore, you should not place undue reliance upon such estimates or statements. LIN TV cannot assure you that any of such estimates or statements will be realized and actual results may differ materially from those contemplated by such forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in LIN TV’s Annual Report on Form 10-K for the year ended December 31, 2012 and its most recent quarterly reports filed with the SEC, and the following:

•                  the ability to consummate the merger;

•                  the satisfaction of other conditions to consummation of the merger;

•                  the potential adverse effect on our liquidity if the merger is not consummated;

•                  the ability to realize anticipated benefits of the merger;

•                  the potential impact of the announcement of the merger or consummation of the Merger, including a potential impact to the value of LIN TV’s common stock and results of operations;

•                  business, regulatory, legal or tax decisions;

•                  changes in tax laws and policies;

•                  economic conditions, including adverse changes in the national and local economies in which our stations operate and volatility and disruption of the capital and credit markets;

•                  increased competition, including from newer forms of entertainment and entertainment media, changes in distribution methods or changes in the popularity or availability of programming;

•                  adverse state or federal legislation or regulation or adverse determinations by regulators, including adverse changes in, or interpretations of, the exceptions to the Federal Communications Commission duopoly rule and the allocation of broadcast spectrum;

•                  declines in the domestic advertising market;

•                  further consolidation of national and local advertisers;

•                  global or local events that could disrupt television broadcasting; and

•                  changes in television viewing patterns, ratings and commercial viewing measurement.

Many of these factors are beyond our control. Forward-looking statements contained herein speak only as of the date hereof. LIN TV disclaims any intention or obligation to update any forward looking statements, and it undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.